Exhibit 99.1

ImmuCell

ImmuCell Announces Unaudited Financial Results for

the Quarter Ended March 31, 2022

Q1 2022 Product Sales Increased 46% over Q1 2021

For Immediate Release

PORTLAND, Maine – May 12, 2022 – ImmuCell Corporation (Nasdaq: ICCC) (“ImmuCell” or the “Company”), a growing animal health company that develops, manufactures and markets scientifically-proven and practical products that improve the health and productivity of dairy and beef cattle, today announced its unaudited financial results for the quarter ended March 31, 2022.

Unaudited Total Sales Results:
	2022		2021	$ Increase	% Increase
During the Quarters Ended March 31,	$6.0 million	*	$4.1 million	$1.9 million	46%

During the Twelve-Month Periods Ended March 31,	$21.1 million		$14.5 million	$6.6 million	45%

*	Represents a record high level of sales for any quarter.

Management’s Discussion:

“A 46% increase in product sales to $6 million during the first quarter of 2022 helped us dramatically improve our cash flows and bottom-line results versus the comparable quarter last year. We continue to expand our production output to capture the acceleration in demand while managing an ongoing backlog of orders,” commented Michael F. Brigham, President and CEO. “During the first quarter of 2022, we increased finished goods production output of the First Defense® product line to the annualized rate of approximately $23.8 million, exceeding our annual goal of $23 million, and we are working to complete additional investments to increase our annual production capacity to approximately $35 million by the end of this year.”

“We are anticipating a response from the FDA during the third quarter of 2022 to our second submission of the last of five significant Technical Sections pertaining to Re-Tain® (specifically the Chemistry, Manufacturing and Controls Technical Section) to complete our New Animal Drug Application. This response will determine whether we will be able to commence market launch early in the fourth quarter of 2022,” concluded Mr. Brigham. “At the same time, we are responding to the observations from a recent pre-approval inspection by the FDA.”

Other Financial Results:

●	Gross margin earned was 52% and 39% of product sales during the quarters ended March 31, 2022 and 2021, respectively, and 49.5% of product sales during the six-month period ended March 31, 2022 and 48% of product sales during the twelve-month period ended March 31, 2022.

●	Product development expenses were level at just over $1 million during both of the quarters ended March 31, 2022 and 2021.

●	Net operating income was $793,000 during the quarter ended March 31, 2022 in contrast to a net operating (loss) of ($375,000) during the quarter ended March 31, 2021.

●	Net income was $736,000, or $0.09 per diluted share, during the quarter ended March 31, 2022 in contrast to a net (loss) of ($441,000), or ($0.06) per share, during the quarter ended March 31, 2021.

●	EBITDA (a non-GAAP financial measure, see page 4 of this press release) increased to approximately $1,434,000 during the quarter ended March 31, 2022 from $258,000 during the quarter ended March 31, 2022.

Balance Sheet Data as of March 31, 2022:

●	Cash and cash equivalents increased to $11.8 million as of March 31, 2022 from $10.2 million as of December 31, 2021 and from $6.8 million as of March 31, 2021.

●	Net working capital increased to $15.9 million as of March 31, 2022 from $13.7 million as of December 31, 2021 and from $9.7 million as of March 31, 2021.

●	Stockholders’ equity increased to $33.4 million as of March 31, 2022 from $32.6 million as of December 31, 2021 and from $27.9 million as of March 31, 2021.

Conference Call:

The Company will host a conference call on Friday, May 13, 2022 at 9:00 AM ET to discuss these financial results for the quarter ended March 31, 2022. Interested parties can access the conference call by dialing (844) 855-9502 (toll free) or (412) 317-5499 (international) at 9:00 AM ET. A teleconference replay of the call will be available for seven days at (877) 344-7529 (toll free) or (412) 317-0088 (international), utilizing confirmation #6767746. Investors are encouraged to review the Company’s updated Corporate Presentation slide deck that provides an overview of the Company’s business and is available under the “Investors” tab of the Company’s website at www.immucell.com, or by request to the Company.

About ImmuCell:

ImmuCell Corporation’s (Nasdaq: ICCC) purpose is to create scientifically-proven and practical products that improve the health and productivity of dairy and beef cattle. ImmuCell manufactures and markets First Defense®, providing Immediate Immunity™ to newborn dairy and beef calves, and is in the late stages of developing Re-Tain®, a novel treatment for subclinical mastitis in dairy cows without a milk discard requirement that provides an alternative to traditional antibiotics. Press releases and other information about the Company are available at: http://www.immucell.com.

Financial Tables to Follow

Condensed Statements of Operations (Unaudited)

	During the Quarters Ended March 31,
(In thousands, except per share amounts)	2022	2021

Product sales	$6,000	$4,107
Costs of goods sold	2,897	2,505
Gross margin	3,103	1,602

Sales, marketing and administrative expenses	1,274	946
Product development expenses	1,036	1,031
Operating expenses	2,310	1,977

NET OPERATING INCOME (LOSS)	793	(375)

Other expenses, net	56	66

INCOME (LOSS) BEFORE INCOME TAXES	737	(441)

Income tax expense	1	-

NET INCOME (LOSS)	$736	$(441)

Basic weighted average common shares outstanding	7,742	7,219
Basic net income (loss) per share	$0.10	$(0.06)

Diluted weighted average common shares outstanding	7,789	7,219
Diluted net income (loss) per share	$0.09	$(0.06)

Selected Balance Sheet Data (In thousands) (Unaudited)

	As of March 31, 2022	As of December 31, 2021
Cash and cash equivalents	$11,817	$10,185
Net working capital	15,948	13,730
Total assets	46,699	44,466
Stockholders’ equity	$33,373	$32,577

Non-GAAP Financial Measures:

Generally, a non-GAAP financial measure is a numerical measure of a company’s performance, financial position or cash flow that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with GAAP. The non-GAAP measures included in this press release should be considered in addition to, and not as a substitute for or superior to, the comparable measure prepared in accordance with GAAP. We believe that considering the non-GAAP income before income taxes and certain non-cash expenses assists management and investors by looking at our performance across reporting periods on a consistent basis excluding these certain charges that are not uses of cash from our reported income (loss) before income taxes. We start with our reported income (loss) before income taxes because presently we are not paying cash for income taxes and do not anticipate paying significant cash for income taxes in the near-term future. Cash payments to satisfy debt principal repayment obligations have not been factored into this calculation. We calculate non-GAAP income before income taxes and certain non-cash expenses as indicated in the table below:

	During the Quarters Ended March 31,
(In thousands)	2022	2021

Income (loss) before income taxes	$737	$(441)
Depreciation	617	615
Amortization and write-off of debt issuance costs	7	7
Stock-based compensation	54	35
Income before income taxes and certain non-cash expenses	$1,415	$216

Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA) increased to $1,434,000 during the quarter ended March 31, 2022 in comparison to $258,000 during the quarter ended March 31, 2021. The figures reported in the table above differ from the calculation of EBITDA in the following two significant ways:

1)	We have not added back interest expense because we do pay cash for these expenses; and

2)	We have added back stock-based compensation expense because this is a non-cash expense that is not added back to the calculation of EBITDA.

Contacts:	Michael F. Brigham, President and CEO
ImmuCell Corporation
(207) 878-2770

Joe Diaz, Robert Blum and Joe Dorame
Lytham Partners, LLC
(602) 889-9700
iccc@lythampartners.com

Cautionary Note Regarding Forward-Looking Statements (Safe Harbor Statement):

This Press Release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such statements include, but are not limited to, any statements relating to: our plans and strategies for our business; projections of future financial or operational performance; the timing and outcome of pending or anticipated applications for regulatory approvals; factors that may affect the dairy and beef industries and future demand for our products; the extent, nature and duration of the COVID-19 pandemic and its consequences, and their direct and indirect impacts on our production activities, operating results and financial condition and on the customers and markets that we serve; the impact of Russia’s unprovoked military invasion of Ukraine and attack on its people on the world economy including inflation and the price and availability of grain and oil; the impact of the global supply-chain disruptions on our ability to obtain, in a timely and cost-effective fashion, all the supplies and components we need to produce our products; the challenges in attracting and retaining needed personnel in this current employment environment; the impact of inflation and rising interest rates on our operating expenses and financial results; the scope and timing of ongoing and future product development work and commercialization of our products; future costs of product development efforts; the estimated prevalence rate of subclinical mastitis and producers’ level of interest in treating subclinical mastitis given the current economic and market conditions; the expected efficacy of new products; estimates about the market size for our products; future market share of and revenue generated by current products and products still in development; our ability to increase production output and reduce costs of goods sold per unit; the future adequacy of our own manufacturing facilities or those of third parties with which we have contractual relationships to meet demand for our products on a timely basis; the impacts of backlogs on customer relationships; the anticipated costs of (or time to complete) planned expansions of our manufacturing facilities and the adequacy of our funds available for these projects; the continuing availability to us on reasonable terms of third-party providers of critical products or services; the robustness of our manufacturing processes and related technical issues; estimates about our production capacity, efficiency and yield, which are highly subject to biological variability and the product format mix of our sales; the future adequacy of our working capital and the availability and cost of third-party financing; future regulatory requirements relating to our products; future expense ratios and margins; future compliance with bank debt covenants; costs associated with sustaining compliance with current Good Manufacturing Practice (cGMP) regulations in our current operations and attaining such compliance for our facilities to produce the Nisin Drug Substance and Drug Product; our effectiveness in competing against competitors within both our existing and our anticipated product markets; the cost-effectiveness of additional sales and marketing expenditures and resources; anticipated changes in our manufacturing capabilities and efficiencies; the value of our net deferred tax assets; projections about depreciation expense and its impact on income for book and tax return purposes; and any other statements that are not historical facts. Forward-looking statements can be identified by the use of words such as “expects”, “may”, “anticipates”, “aims”, “intends”, “would”, “could”, “should”, “will”, “plans”, “believes”, “estimates”, “targets”, “projects”, “forecasts”, “seeks” and similar words and expressions. In addition, there can be no assurance that future developments affecting us will be those that we anticipate. Such statements involve risks and uncertainties, including, but not limited to, those risks and uncertainties relating to: difficulties or delays in development, testing, regulatory approval, production and marketing of our products (including the First Defense® product line and Re-Tain®), competition within our anticipated product markets, customer acceptance of our new and existing products, product performance, alignment between our manufacturing resources and product demand (including the consequences of backlogs or excess inventory buildup), uncertainty associated with the timing and volume of customer orders as we come out of a prolonged backlog, adverse impacts of supply chain disruptions on our operations and customer relationships, our reliance upon third parties for financial support, products and services, our small size and dependence on key personnel, changes in laws and regulations, decision making and delays by regulatory authorities, a recurrence of inflation and its impact on our customers’ order patterns, currency values and fluctuations and other risks detailed from time to time in filings we make with the Securities and Exchange Commission (SEC), including our Quarterly Reports on Form 10-Q, our Annual Reports on Form 10-K and our Current Reports on Form 8-K. Such statements involve risks and uncertainties and are based on our current expectations, but actual results may differ materially due to various factors, including the risk factors summarized above.

4